Exhibit 10.34
[_________], 20[__]
[Name]
[Address]

Advancement of Litigation-Related Expenses

Dear [_________],

I am writing to inform you that, in response to your request and as permitted under Altria Group, Inc.’s (“Altria”) Articles of Incorporation, the Board of Directors has authorized Altria to pay for or reimburse the reasonable expenses that you incur in connection with [_________], in advance of the final disposition of those proceedings.

Altria’s agreement to pay for or reimburse the reasonable expenses incurred by you in connection with the proceedings referred to above in advance of the final disposition of those proceedings is subject to the following:

•Altria will only pay for or reimburse the expenses incurred by you in connection with the proceedings referred to above for claims based exclusively on your conduct while serving as an officer of Altria.
•Any request to pay for or reimburse expenses must be accompanied by an itemization, in reasonable detail, of the expenses for which the advance is sought.
•Altria has received a letter, personally executed by you, substantially in the form attached as Exhibit A, that includes (i) a written statement of your good faith belief that you have met the standard of conduct described in Altria’s Articles of Incorporation that is a prerequisite to your entitlement to indemnification under the Articles of Incorporation and (ii) a written undertaking, which must be an unlimited general obligation to repay the advance if it is ultimately determined that you did not meet such standard of conduct.
•Altria will not make any advance to you to the extent the underlying expense has previously been paid or reimbursed, whether under Altria’s Articles of Incorporation or By-Laws, any insurance policy, by law or otherwise.
Very truly yours,

[________________]

Exhibit A

[__________], 20[__]

[_______________]
Altria Group, Inc.
6601 West Broad Street
Richmond, Virginia 23220
Dear _________,
I received your letter, dated [_________], 20[__], regarding the Board of Director’s decision to authorize Altria Group, Inc. (“Altria”) to pay for or reimburse the reasonable expenses that I incur in connection with [_________] in advance of the final disposition of those proceedings.
I believe, in good faith, that my conduct that is relevant to the proceedings referred to above did not constitute willful misconduct or a knowing violation of the criminal law.
I undertake and agree to repay to Altria any funds advanced to me or paid on my behalf if it shall be ultimately determined by a court of relevant jurisdiction that I have not met the foregoing standard of conduct. I shall make any such repayment promptly following written notice to me by Altria of any such determination.
I agree that payment by Altria of my expenses in connection with the proceeding referred to above in advance of the final disposition thereof shall not be deemed an admission by Altria that it shall ultimately be determined that I am entitled to indemnification.
To the extent I receive a payment for an expense, whether under Altria’s Articles of Incorporation or By-Laws, any insurance policy, by law or otherwise, after an advance for that same expense has been made by Altria to me, I shall promptly reimburse Altria for the advance after receipt by me of such other payment.

By: __________________________
[Name]